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                                                                 Exhibit 99.38


David Applegate Named VP for Medical Marketing and Business Development

Led product launches at Summit and Vistakon

FREMONT, CA (April 17, 2000) - KeraVision, Inc. (Nasdaq: KERA), developer of Intacs? prescription inserts for correcting mild nearsightedness (myopia), said it appointed David Applegate, former director of new product marketing at Johnson & Johnson Co.'s Vistakon division, to the position of Vice President - Medical Marketing and Business Development.

At Vistakon, Applegate was credited with leading the 1995 launch of One-Day ACUVUET, the world's first daily disposable contact lens which now accounts for an estimated $200 million in worldwide annual sales. He later served as vice president of marketing at Summit Technology where, also in 1995, he led the consumer launch for the first FDA-approved excimer laser for vision correction.

The company said Edward R. Newill, vice president -- medical marketing, has left the company.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "David Applegate brings to KeraVision an impressive set of skills in eyecare marketing, both at the consumer and professional levels. He's a strong addition to the management team."

One-Day ACUVUE ranks as one of the world's largest selling eyecare products. Like Intacs, One-Day ACUVUE was launched as new eyecare technology and marketed directly to consumers as well as to eyecare practitioners who prescribed the product.

One of Applegate's initial goals at KeraVision will be to expand the medical distribution channels that create client referrals for Intacs surgeons. "The vast majority of mild myopes receive their primary eyecare from optometrists, not ophthalmologists or surgeons," Applegate said.
"We want to expand KeraVision's ties with optometrists who we believe can take a stronger role in establishing Intacs in the marketplace."

In addition to serving at Summit and Vistakon, Applegate held a number of sales and marketing positions at Allergan Inc. from 1982 to 1990. He received an MBA degree from the University of California at Berkeley.

KeraVision, founded in 1986, is the developer of Intacs prescription inserts for correcting mild myopia, which was named one of "The Year's Top 10 Medical Advances" by CNN and Health magazine. Approved by the FDA in 1999, Intacs are a flexible and convenient option to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The company's patented Intacs technology is also being developed for the possible treatment of hyperopia (farsightedness); myopia (nearsightedness) in wider ranges than originally approved by the FDA; astigmatism; and keratoconus, a corneal thinning disease.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including market acceptance of KeraVision Intacs, complications relating to the product or the surgical procedure, competitive products and technologies, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" contained in Form 10-K for the year ended Dec. 31, 1999, and under the heading "Risk Factors" in the registration statement on Form S-3 dated Aug. 12, 1999, as well as in other SEC filings.

Note to Editors: KeraVision and Intacs are registered trademarks or trademarks of KeraVision, Inc. in the U.S. and foreign countries

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For further information

Investors:  Mark Fischer-Colbrie, (510) 353-3000
Media: Mick Taylor, (510) 353-3075

www.GetIntacs.com

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(800) 448-8559